Exhibit 99.1
NEWS RELEASE
RANGE REPORTS RECORD PRODUCTION
FORT WORTH, TEXAS, JULY 15, 2010...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that its production for the second quarter 2010 reached a record level. Production for the second quarter averaged 472 Mmcfe per day, representing a 9% increase over the prior-year period. Adjusting for the sale of the Ohio properties, which closed at the end of March 2010, the second quarter production growth rate would have been 13%.
Second quarter 2010 production materially exceeded the Company’s previous guidance of 450 to 455 Mmcfe per day. Due to the better than expected performance, Range was able to achieve its 30th consecutive quarter of sequential production growth. Driving the record level of production was higher production from all of the Company’s divisions. In particular, production from the Marcellus Shale division saw the largest increase due to continued outstanding drilling results.
The Company also announced that preliminary second quarter 2010 oil and gas price realizations (including the impact of derivative settlements) averaged $5.07 per mcfe. This represents an 18% decrease from the prior-year period and a 9% decrease versus first quarter 2010. For the second half of 2010, 77% of anticipated natural gas production is hedged at an average floor price of $5.54 per mcf and for 2011 51% is hedged at a $5.73 floor.
Second quarter drilling expenditures totaled approximately $240 million, funding the drilling of 87 (65.6 net) wells. A 97% success rate was achieved. For the first six months of the year, 159 (123.5 net) wells were drilled. At June 30, 53 (38.6 net) wells were in various stages of completion or waiting on pipeline connection. To date, Range has drilled 146 horizontal Marcellus wells, of which 29 are awaiting completion and four are awaiting pipeline hook up.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “Our plan indicated that it would be mid third quarter, before we would be able to overcome the loss of production from the Ohio property sale. Fully overcoming the loss in the second quarter is extraordinary performance by our operating team. While all our divisions delivered, the Marcellus Shale is leading the way. Our 2010 year-end exit rate target for the Marcellus Shale of 180 to 200 Mcfe per day, net, is now well within our sights. In addition to rising production, our emphasis on a low-cost structure is continuing to pay dividends, as second quarter unit costs once again declined. With our large inventory of high-return projects, low cost structure, attractive hedge position and strong financial position, we are exceedingly well positioned to continue to drive up per share value in the quarters ahead.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Southwestern and Appalachian regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, future realized prices, low cost structure and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2010-15

Contact:	Rodney Waller, Senior Vice President
David Amend, Investor Relations Manager
Karen Giles, Corporate Communications Manager
(817) 870-2601
www.rangeresources.com

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